Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 13, 2020, relating to the consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in equity (deficiency) and cash flows for each of the years in the two-year period ended June 30, 2020, appearing in the Annual Report on Form 10-K of Sino-Global Shipping America, Ltd. for the year ended June 30, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 3, 2021